Exhibit 10.4

Bill Griffiths Chairman, President & Chief Executive Officer

1800 West Loop South

Suite 1500

Houston, Texas 77027

Main: 713-961-4600

CONFIDENTIAL

November 1, 2019

Paul Cornett

4033 Browning Street

Houston TX 77005

Dear Paul,

I am pleased to offer you the position of Senior Vice President – General Counsel & Secretary for Quanex Building Products Corporation (the “Company”), reporting directly to the Chief Executive Officer, effective on November 1, 2019 (“Effective Date”). Responsibilities of this position will be consistent with what was discussed with you during our meeting.

Your total compensation will include the following:

1.	Base Salary. Your base salary will be $11,923.08 paid bi-weekly (annualized at $310,000).

2.	Annual Incentive Award (AIA). The AIA target for your position will be 50% of your base salary and a maximum of 100%.

3.	Long Term Incentive Award (LTI). You will also be eligible to continue to receive a Long Term Incentive Award in December 2019 based upon approval of the Compensation and Management Development Committee. The LTI target value for your position will be $285,000. The LTI award is comprised of grants from the Omnibus Incentive Plan that typically include a mix of restricted stock, Performance Restricted Stock and Performance Shares.

4.	Stock ownership. You will have 3 years from your date of promotion to accumulate 200% of your base salary in Quanex shares.

5.	Benefits. You will be entitled to the level of company health and welfare benefits that you currently participate in today.

6.	Principal Office. The Quanex Building Products Corporation corporate headquarters, located at 1800 West Loop South, Suite 1500 Houston, Texas 77027 will be your principal office.

Your entitlement to any of the benefits outlined herein is contingent on your continued employment at the time. Your employment may be terminated by either you or the Company at any time. This agreement is governed by the laws of the State of Texas.

Paul, I believe that you will help provide the leadership we need to meet the long-term needs of our team to deliver the results our owners deserve. I look forward to working with you in your new role.

Sincerely,

/s/ Bill Griffiths
Bill Griffiths
Chairman, President & Chief Executive Officer

ACCEPTANCE OF OFFER

/s/ Paul Cornett	November 1, 2019
Paul Cornett	Date